                                    EXHIBIT 4

                              ALLIED HOLDINGS, INC.

                           DEFERRED COMPENSATION PLAN

ALLIED HOLDINGS, INC., (the "Employer") hereby adopts this Deferred Compensation Plan (the "Plan") effective January 1, 2001. The Plan is an unfunded deferred compensation arrangement for a select group of management or highly compensated Employees. Benefits under the Plan are payable from the Employer's general assets and are subject to the claims of the Employer's creditors.

                                   ARTICLE I

                                  DEFINITIONS

"ACCOUNT" means the account, including any sub-accounts, established on behalf of each Participant in the Plan.

"ACTIVE PARTICIPANT" means, in accordance with Section 2.1, (a) an Employee who:
(1) has satisfied the Plan's participation requirements for the Plan Year; and
(2) has made a Deferral Election for the Plan Year. Should the Plan terminate, Active Participant status shall cease.

"BASE PAY" means a Participant's base salary. A Participant's Base Pay equals his salary, exclusive of allowances and reimbursements.

"BENEFICIARY" means the person chosen on the Beneficiary Election Form to receive the undistributed balance of benefits to which a Participant is entitled to receive at the time of his death.

"BENEFICIARY ELECTION FORM" means the form provided by the Employer on which the Participant selects his Beneficiary.

"BOARD" means the Board of Directors of Employer.

"BONUS PLAN" means the Allied Holdings, Inc. EVA Based Incentive Plan.

"CHANGE IN CONTROL" means any of the following events:

         (a) The acquisition (other than from the Employer) by any "Person" (as used for purposes of Section 13(d) or 14(d) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Employer's then outstanding voting securities; or

         (b) The individuals who, as of the date of adoption of this Plan by the Board, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds (2/3) of the Board; provided, however, that if the election, or nomination for election by the Employer's stockholders, of any new director was approved by a vote of at least two-thirds (2/3) of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; or

         (c) Approval by stockholders of the Employer of (i) a merger or consolidation involving the Employer if the stockholders of the Employer, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than seventy percent (70%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Employer outstanding immediately before such merger or consolidation, or (ii) a complete liquidation or dissolution of the Employer or an agreement for the sale or other disposition of all or substantially all of the assets of the Employer.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to subsection (a) above, solely because twenty percent (20%) or more of the combined voting power of the Employer's then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more Employee benefit plans maintained by the Employer or any of its subsidiaries, or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Employer in the same proportion as their ownership of stock in the Employer immediately prior to such acquisition.

"CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

"COMPENSATION" means Base Pay, the cash awards payable under the Incentive Plan and the cash payable under the Bonus Plan.

"DEFERRAL ELECTION" means an election to defer Compensation which would otherwise be payable in cash.

"DEFERRAL ELECTION FORM" means the form supplied by Employer or the Plan Administrator (or its designee) to Participants, on which numerous elections with respect to the Plan are to be made.

"DEFERRAL ELECTION REVOCATION FORM" means the form supplied by Employer or the Plan Administrator (or its designee) which revokes a Deferral Election Form.

"DISABILITY" means mental or physical disability as determined under the Allied Holdings, Inc. Long-Term Disability Plan.

"EARLY RETIREMENT" means retirement under the conditions of and as such term is defined in the Allied Holdings, Inc. Defined Benefit Plan.

"ELECTIVE DEFERRAL" means an amount which would have been paid to Participant but for a Deferral Election.

"EMPLOYEE" means an Employee of the Employer or a Subsidiary.

"EMPLOYER" means Allied Holdings, Inc. and its corporate successors.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"FISCAL YEAR" means the Employer's fiscal year beginning on January 1st and ending on the subsequent December 31st.

"INCENTIVE PLAN" means the Allied Holdings, Inc. Long-Term Incentive Plan, as amended and restated.

"NORMAL RETIREMENT" means retirement under the conditions of and as such term is defined in the Allied Holdings, Inc. Defined Benefit Plan.

"PARTICIPANT" means an Employee or former Employee who has not received all of the benefits to which he is entitled under the Plan. Should the Plan terminate, Participant status shall cease for all individuals.

"PLAN" means this Allied Holdings, Inc. Deferred Compensation Plan, as it may be amended from time to time.

"PLAN ADMINISTRATOR" means the Compensation Committee of the Employer. The Plan Administrator may choose a designee(s) to handle some or all of its responsibilities under the Plan.

"PLAN YEAR" means the twelve (12) month period beginning on January 1st and ending on the subsequent December 31st.

"SUBSIDIARY" means any company in which the Employer owns, directly or indirectly, at least a majority of the shares having voting power in the election of directors.

                                   ARTICLE II

                                 PARTICIPATION

2.1 GENERAL. The Plan is intended to qualify as a "top hat" plan which is exempt from Title I of ERISA. Accordingly, only a select group of management or highly compensated employees may participate in this Plan. Any provision of this Plan or any action taken by the Board, the Plan Administrator or the Employer which would cause the Plan to fail to qualify as a top hat plan under ERISA shall be null and void.

2.2 ANNUAL ELIGIBILITY DETERMINATION. Eligibility to participate in the Plan shall be determined on an annual basis. An Employee who participates in the Plan for any given Plan Year shall not be eligible to participate in the Plan for any subsequent Plan Year unless such Employee satisfies the eligibility requirements for such subsequent Plan Year.

2.3 ELIGIBILITY STANDARD. An Employee shall be eligible to participate in the Plan for a Plan Year if the Employee holds the position of vice-president or higher with the Employer. The Plan Administrator may, in its sole discretion, allow other Employees to participate pursuant to the provisions of Section 2.1. The Employer shall notify each Employee eligible to participate in the Plan for a Plan Year of such eligibility upon hire, promotion or at such time as administratively practicable after the Plan Administrator, in its sole discretion, deems an Employee eligible to participate in the Plan.

2.4 ELECTION TO PARTICIPATE. Subject to Sections 2.5 and 2.7, in order to participate in the Plan for a Plan Year, an eligible individual must properly complete and submit to the Plan Administrator a Deferral Election on a Deferral Election Form. Employees must follow the annual enrollment procedures set forth in Section 2.5. However, in the case of a new Employee selected as an eligible Employee as of his date of hire, such Employee shall be eligible to participate during such Plan Year of hire if, within sixty (60) days from his date of hire, he submits a Deferral Election Form to participate; such Deferral Election Form shall be effective for the first month after the month it is received by the Plan Administrator and shall remain in effect for the remainder of the then current Plan Year.

2.5 ANNUAL ENROLLMENT. The Deferral Election Form submitted by an eligible Employee shall only be effective for the Plan Year to which it relates. An eligible Employee must submit a Deferral Election Form for each subsequent Plan Year. Such election must be received by the Plan Administrator no later than December 27th of the Plan Year which immediately precedes the Plan Year for which participation is elected, provided that if December 27th falls on a weekend, a Participant may submit his Deferral Election form on the next business day following December 27th. If a Deferral Election form is mailed to the Plan Administrator, the post mark date shall be considered the date of receipt by the Plan Administrator.

2.6 REVOCATION. A Deferral Election may be prospectively revoked. A revocation shall apply only with respect to pay periods beginning after the date the revocation is received by the Plan Administrator. A revocation is effectuated by filing a Deferral Election Revocation Form with the Plan Administrator. A Participant may revoke a Deferral Election as to Base Pay, the Incentive Plan cash award and/or the Bonus Plan cash award which would otherwise be payable to the Participant.

2.7 FORMER ACTIVE PARTICIPANTS. If a Participant is not an Active Participant, his Account will be distributed in the manner elected on his Deferral Election Form(s) (and, if applicable, his Distribution Election Change Form) at such time said Participant is eligible for a distribution pursuant to the provisions of Article VI.

                                   ARTICLE III

                   TYPES OF COMPENSATION ELIGIBLE FOR DEFERRAL

3.1 GENERAL DEFERRAL ELECTION. An individual eligible to participate may elect to defer a specific amount or a specific percentage of his Base Pay which would otherwise be payable for the Plan Year following the Plan Year in which the Deferral Election is made. The period in which deferrals are made will correspond with the period in which the Base Pay would have been paid. Any such amount shall be elected on the Deferral Election Form.

3.2 DEFERRAL ELECTION AS TO INCENTIVE PLAN. An individual eligible to participate may elect to defer a specific percentage of his cash award earned for the Plan Year following the Plan Year in which the Deferral Election is made under the Incentive Plan (which would otherwise be payable in the Plan Year next following the Plan Year to which the Deferral Election relates). Any such election shall be made on the Deferral Election Form.

3.3 DEFERRAL ELECTION AS TO BONUS PLAN. A Participant may elect to defer a specific percentage of his annual bonus earned for the Plan Year following the Plan Year in which the Deferral Election is made under the Bonus Plan (which would otherwise be payable in the Plan Year next following the Plan Year to which the Deferral Election relates). Any such election shall be made on the Deferral Election Form.

3.4 TIMING OF DEFERRALS. Amounts deferred under Section 3.1 shall be withheld from Base Pay on an equal pro rated basis throughout the entire Plan Year for which the Deferral Election applies.

3.5 LIMITATION ON DEFERRALS. Notwithstanding anything in this Article III to the contrary, Elective Deferrals shall not be limited for any Plan Year, and Participants may defer up to 100% of their Compensation. Subject to Section 2.6, a Participant's Elective Deferrals for a Plan Year will be accepted until the Participant retires or his employment is terminated.

                                    ARTICLE IV

         OPTIONAL BENEFIT FORMS, ELECTIONS AND TIMING OF BENEFIT PAYMENTS

4.1 DISTRIBUTION FORMS. All benefits under the Plan shall be paid in cash from the Employer's general assets and are subject to the claims of the Employer's general creditors. Benefits distributed under the Plan, except in the case of retirement, death, Disability or other termination of employment, are subject to a withdrawal penalty. There is a ten percent (10%) penalty for in-service distributions pursuant to
         Section 6.4 and a five percent (5%) penalty for hardship distributions pursuant to Section 6.5. Installment payments shall be calculated by dividing the Participant's Account by the number of installments remaining.

         (a)      Participants may elect to receive their benefits as either:

                  (i)      a lump-sum distribution; or

                  (ii) annual installments payable over a period no less than two (2) years and no more than ten (10) years.

         (b) Payment(s) will commence as of the later of (i) January of the Plan Year following the Plan Year of retirement or other termination or (ii) as soon as administratively practicable following retirement or other termination.

4.2 ELECTION OF BENEFIT FORMS. In accordance with Section 2.5, the distribution form chosen pursuant to Section 4.1 must be elected on the Deferral Election Form prior to the time the Compensation to which the benefit form relates is earned and payable. A distribution benefit form chosen prior to a Plan Year shall apply to amounts deferred in the immediately following Plan Year and to amounts deferred in all subsequent Plan Years, unless a Distribution Election Change Form is submitted to the Plan Administrator, in which case the distribution benefit form chosen under the Distribution Election Change Form shall apply to amounts deferred in Plan Years following the Plan Year of receipt of such Form by the Plan Administrator. However, the benefit form chosen under the prior Deferral Election Form (or Distribution Election Change Form, if applicable) shall apply as to Elective Deferrals made while such prior Deferral Election Form (or Distribution Election Change Form, if applicable) was operative. At any time, a Participant may change his benefit form with respect to future Elective Deferrals, to be effective as of the beginning of the next Plan year, by filing a Distribution Election Change Form with the Plan Administrator.

4.3 BENEFICIARY ELECTION. Each Participant may designate a Beneficiary or Beneficiaries to receive benefits to which the Participant is entitled and which are undistributed and remaining in the Plan at the time of the Participant's death. Such election shall be made on the Beneficiary Election Form provided by the Employer. A Participant may change his Beneficiary Election at any time. Notwithstanding Section 4.2, benefits (including any installment benefits not yet paid) shall be paid in accordance with Section 6.1 in the event of the death of a Participant.

4.4 SUPREMACY OF ARTICLE VI. Notwithstanding Section 4.2, benefits shall be paid in accordance with Section 6.1 in the event of the death of a Participant and in accordance with Section 6.2 in the event of the Disability of the Participant.


                                    ARTICLE V

                       ACCOUNTS, EARNINGS AND INVESTMENTS

5.1 ACCOUNTS. The Plan Administrator shall maintain records of Accounts for Participants to which amounts deferred shall be credited.

5.2 INTEREST CREDIT TO ACCOUNTS. Any Account which is distributed, in whole or in part, shall be credited with interest accruing from the date of the deferral until the date of distribution at a rate equal to the Average Corporate Rate of Moody's Long-Term Corporate Bond Yield Averages (the "Interest Rate"). The Interest Rate for any Plan Year shall be calculated as of June 30th of the preceding Plan Year. (For the 2001 Plan Year, the June 30, 2000 rate shall apply.) If, in any given calendar year, June 30th should fall on either a Saturday or Sunday, the Interest Rate shall be calculated as of the immediately preceding Friday (June 29th or June 28th, as applicable). Such Interest Rate earnings shall be (a) compounded daily during the applicable Plan Year; (b) paid by the Employer from its general assets; and (c) subject to the claims of the Employer's general creditors. Accounts distributed on an installment basis shall continue to be credited with Interest Rate earnings until such accounts have been fully distributed.

                                   ARTICLE VI

                            TIMING OF DISTRIBUTIONS

6.1 DEATH. In the event of the death of a Participant, such Participant's Account balance shall be paid to his Beneficiary as soon as administratively practicable following death. In the event the Participant dies after installment distributions have begun, the Beneficiary shall receive the undistributed balance of the Participant's Account as a lump-sum distribution. In the event the Participant dies before distributions have begun, the Beneficiary shall receive the Participant's undistributed balance as a lump-sum distribution. In the event the Participant dies without a valid Beneficiary Designation Form, the Participant's Account Balance will be paid to the Participant's estate. No additional benefits shall be payable thereafter to anyone with respect to such Participant or his benefits. A Beneficiary Designation Form shall become null and void upon a Participant's divorce or legal separation.

6.2 DISABILITY. In the event of the Disability of a Participant prior to termination of employment or retirement, a Participant's benefits shall be paid in the benefit form elected on his Deferral Election Form as if the Participant retired. Consistent with Section 4.1(c), if a lump-sum distribution option was elected, then such distribution shall be made as soon as administratively practicable following the determination of Disability. Consistent with Section 4.1(c), if an installment option was elected, then the initial installment payment shall be made as soon as administratively practicable following the determination of Disability.

6.3 EARLY AND NORMAL RETIREMENT AND OTHER EMPLOYMENT TERMINATION DISTRIBUTIONS. In the event of termination of employment upon Early Retirement or Normal Retirement, or upon any other termination of employment other than due to death or Disability, a Participant shall be paid his Account pursuant to the benefit form chosen under Section 4.1(a). Consistent with Section 4.1(c), if a lump-sum distribution option was elected, then such distribution shall be made by the later of: (a) January of the Plan Year following the Plan Year of retirement or other termination; or (b) as soon as administratively practicable following retirement or other termination. Consistent with Section 4.1(c), if an installment payments option was elected, then the initial installment payment shall be made by the later of: (a) January of the Plan Year following the Plan Year of retirement or other termination; or (b) as soon as administratively practicable following retirement or other termination. If the Participant elected to receive installment payments, subsequent Disability of the Participant after installments have begun shall have no impact on the installment benefits being received.

6.4 IN-SERVICE DISTRIBUTIONS. Upon submission of a request by a Participant in a situation which is not described in Section 6.5, the Plan Administrator will make an in-service distribution to the Participant from the Participant's Account equal to the amount requested less an early withdrawal penalty equal to ten percent (10%) of the amount requested. Participants may make only one in-service distribution request during each Plan Year. Additionally, any Active Participant who receives an in-service distribution shall be ineligible to participate in the Plan for the remainder of the then current Plan Year and for the entirety of the next subsequent Plan Year.

6.5 HARDSHIP DISTRIBUTIONS. Upon submission of a request by a Participant, the Plan Administrator will make a hardship distribution to such Participant in an amount not to exceed the hardship amount by more than five percent (5%). For this purpose, a hardship is an immediate and heavy financial need of the Participant and hardship distributions will be made for:

         (a) Expenses for medical care described in section 213(d) of the Code previously incurred by the Participant, the Participant's spouse, or any dependents of the Participant or necessary for these persons to obtain medical care described in section 213(d) of the Code;

         (b) Costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);

         (c) Payment of tuition, related educational fees, and room and board expenses, for the next 12 months of post-secondary education for the Participant, or the Participant's spouse, children, or dependents; or

         (d) Payments necessary to prevent the eviction of the Participant from the Participant's principal residence or foreclosure on the mortgage on that residence.

         For purposes of this Section 6.5, the term "hardship amount" means an amount no greater than 105% of the amount necessary to satisfy the financial need resultant from one of the above described hardship situations. The Plan Administrator, in its sole discretion, shall decide whether an event qualifies as a hardship and shall further decide the hardship amount. Hardship distributions will be paid in a lump-sum, less a five percent (5%) early withdrawal penalty, and payment will be made as soon as administratively practicable following approval. Any Participant who receives a hardship distribution shall be ineligible to participate in the Plan for the remainder of the then current Plan Year. Only one hardship distribution shall be made in any Plan Year.

6.6 CHANGE IN CONTROL. Upon the occurrence of a Change in Control, unless the surviving entity after the Change in Control agrees to assume the Plan (as determined by the Plan Administrator), the Plan shall be terminated as soon as administratively feasible before, after or simultaneous with such Change in Control, and Participants shall be paid their Accounts in accordance with the termination provisions of
         Section 9.3.

                                   ARTICLE VII

                             RIGHTS OF PARTICIPANTS

         Participants have the status of general unsecured creditors of the Employer. The Plan constitutes a mere promise by the Employer to make benefit payments in the future. It is the intention of the Participants, the Employer and the Plan Administrator that the arrangements provided herein be "unfunded" for purposes of Title I of ERISA.

                                  ARTICLE VIII

                        ADMINISTRATION AND MISCELLANEOUS

8.1 ADMINISTRATION. The Plan Administrator shall administer and interpret this Plan in accordance with the provisions specified herein. Any determination or decision by the Plan Administrator shall be conclusive and binding on all persons who at any time have or claim to have any interest whatsoever under this Plan.

8.2 LIABILITY OF PLAN ADMINISTRATOR, INDEMNIFICATION. To the extent permitted by law, no member of the committee serving as Plan Administrator shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his own gross negligence or willful misconduct. The Employer shall indemnify the members of the committee serving as Plan Administrator against any and all claims, losses, damages, expenses, including counsel fees, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct.

8.3 EXPENSES AND BOOKS AND RECORDS. The books and records to be maintained for the purpose of the Plan shall be maintained by the Employer at its expense and subject to the supervision and control of the Plan Administrator. All expenses of administering the Plan shall be paid by the Employer.

8.4 BENEFITS NOT ASSIGNABLE. The right of any Participant in any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant; and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant.

8.5 GOVERNING LAW. All rights and benefits hereunder shall be governed and construed in accordance with the laws of the State of Georgia.

8.6 ADOPTION BY SUBSIDIARIES. The Employer may, by adoption agreement, allow any Subsidiary to adopt the Plan and thereby allow its eligible Employees to participate in the Plan. Any provision of this Plan applicable to a Subsidiary shall only apply if such Subsidiary adopts the Plan. A Subsidiary's adoption may be retroactive.

8.7 SEVERABILITY. In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein. However, after deletion or elimination of any illegal or invalid provision, the remaining provisions of the Plan shall be construed in a manner so as to achieve, as closely as possible, the intent and objectives of the Plan, as provided by reading the Plan in its entirety.

8.8 CONSTRUCTION. The article and section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular. Where appropriate, pronouns used in the masculine shall be read to include the feminine on neuter.

8.9 INFORMATION TO BE FURNISHED. Participants shall provide the Employer and the Plan Administrator with such information and evidence, and shall sign such documents, as may reasonably be requested from time to time for the purpose of administration of the Plan.

                                   ARTICLE IX

                        AMENDMENT OR TERMINATION OF PLAN

9.1 AMENDMENT. The Plan may be amended in whole or in part from time to time by the Employer. However, no amendment shall reduce the benefits accrued through the date of the amendment. For this purpose, a right to receive a particular benefit form or optional form of benefit shall be considered neither a benefit which has accrued nor an accrued benefit.

9.2 NOTICE TO PARTICIPANTS. Notice of any such amendment shall be given in writing to each Participant.

9.3 PLAN MAY BE TERMINATED AT ANY TIME. The Plan has been created by the Employer voluntarily. The Employer reserves the right to terminate the Plan at any time. Upon termination, all Deferral Elections shall cease. Benefits may be paid from the Plan in lump-sums or installments, as chosen by the Plan Administrator. If the Plan Administrator makes installment payments, it may discontinue such installments at any time and pay lump-sum distributions for remaining Accounts. The Plan Administrator may defer payment of benefits following termination of the Plan until the time distributions would ordinarily be paid to Participants pursuant to prior elections, provided that the Plan Administrator shall be authorized to pay benefits whenever it chooses following termination of the Plan.

         IN WITNESS WHEREOF, the Employer has caused this Plan to be executed this 29th day of November, 2000 to be effective as of January 1, 2001.

ATTEST:                                            ALLIED HOLDINGS, INC.
/s/ Thomas M. Duffy                                By: /s/ Randall E. West
--------------------------------------------           -------------------------
 Thomas M. Duffy                                    Randall E. West
 Vice President - Corporate Affairs,                President, Chief Operating
 Secretary and General Counsel                      Officer and Director

 (CORPORATE SEAL)